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                                                                     Exhibit 5.1


                                January 16, 2001


Board of Directors
McLeodUSA Incorporated
McLeodUSA Technology Park
6400 C Street, SW
P.O. Box 3177
Cedar Rapids, IA 52406


Ladies and Gentlemen:

          We are acting as special counsel to McLeodUSA Incorporated, a Delaware corporation (the "Company"), in connection with its registration statement on Form S-3, as amended (File No. 333-82851) (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") relating to the proposed public offering of up to $1,750,000,000 in aggregate amount of one or more classes or series of the Company's securities, which securities may be offered and sold by the Company from time to time as set forth in a prospectus and one or more supplements thereto, all of which form a part of the Registration Statement.

          This opinion letter is rendered in connection with the public offering of up to $750,000,000 of the Company's 11-3/8% senior notes due 2009 (the "Senior Notes"), as described in the Registration Statement and the Prospectus (as defined below). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

          For purposes of this opinion letter, we have examined copies of the following documents:

          1.  An executed copy of the Registration Statement.

          2. The final Prospectus dated August 5, 1999, and the final Prospectus Supplement dated January 4, 2001 (together, the "Prospectus"), each as filed pursuant to Rule 424(b) under the Securities Act.

          3. The Order of the Commission dated August 5, 1999, declaring the Registration Statement effective.

          4. Memorandum to file regarding telephonic confirmation from the staff of the Commission of the effectiveness of the Registration Statement.
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January 16, 2001
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          5.  The Certificate of Incorporation of the Company with amendments thereto, as certified by the Secretary of State of the State of Delaware on January 10, 2001 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          6. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

          7. Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of a Corporation designated to act as Trustee dated August 3, 1999.

          8. An executed copy of the Senior Debt Securities Indenture, dated as of January 15, 2001 and an executed copy of the First Supplemental Indenture, dated as of January 15, 2001, each by and between the Company and United States Trust Company of New York, as trustee (the "Trustee") (together, the "Indenture").

          9.  Executed copies of the global notes evidencing the Senior Notes.

          10. Certain resolutions of the Board of Directors of the Company adopted at meetings held on July 8, 1999 and December 15, 2000, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to authorization of the Registration Statement and the issuance of the Senior Notes and arrangements in connection therewith.

          11. Certain resolutions of the Pricing Committee of the Board of Directors of the Company adopted at a meeting held on January 4, 2001, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating, among other things, to the terms of the Senior Notes and arrangements in connection therewith.

          In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all of the documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all of documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
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January 16, 2001
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          For purposes of this opinion letter, we have assumed that (i) the
Trustee has all requisite power and authority under all applicable laws, regulations and governing documents to execute, deliver and perform its obligations under the Indenture, (ii) the Trustee has duly authorized, executed and delivered the Indenture, (iii) the Trustee is validly existing and in good standing in all necessary jurisdictions, (iv) the Indenture constitutes a valid and binding obligation, enforceable against the Trustee in accordance with its terms and (v) there has been no material mutual mistake of fact or misunderstanding or fraud, duress or undue influence, in connection with the negotiation, execution or delivery of the Indenture.

          This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term "Delaware General Corporation Law, as amended" includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

          Based upon, subject to and limited by the foregoing, we are of the opinion that the Senior Notes constitute valid and binding obligations of the Company enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and as may be limited by the exercise of judicial discretion and the application of principles of equity including without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Senior Notes are considered in a proceeding in equity or at law).

          The opinion expressed in the paragraph above shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses, and to the exceptions set forth in the paragraph above, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

          This opinion letter has been prepared solely for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company's Current Report on Form 8-K and to the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    /s/ Hogan & Hartson L.L.P.
                                    HOGAN & HARTSON L.L.P.